Kensey Nash Reports Second Quarter Fiscal Year 2012 Financial Results

EXTON, Pa., Feb. 2, 2012 /PRNewswire/ -- Kensey Nash Corporation (NASDAQ: KNSY), a medical device company primarily focused on regenerative medicine for a wide range of medical procedures, today reported the results for its second fiscal quarter ended December 31, 2011.

Second Quarter Snapshot and Recent Developments

  Adjusted diluted earnings per share* of $0.51 (which excludes Norian inventory step-up amortization; see discussion below), a 34% increase from prior year diluted earnings per share of $0.38.  As reported diluted earnings per share for the second quarter of fiscal 2012 were $0.49.
  Revenue of $23.0 million, a 32% increase from the prior year comparable quarter's revenue of $17.4 million.
  Net sales of $18.0 million, a 65% increase from the prior year comparable quarter's net sales of $10.9 million.
  Royalty income of $5.0 million, 23% below the prior year comparable quarter's royalty income of $6.5 million.
  Cash from operations of $6.2 million in the quarter.
  Adjusted EBITDA* of $9.0 million in the quarter.
  During the quarter, achieved a $6.0 million milestone upon Spectranetics Corporations reaching of $20 million cumulative end-user sales from the endovascular product line.
  On January 3, 2012, declared a quarterly cash dividend of $0.25 per share of the Company's common stock.

President and CEO Commentary

"Our performance in the second quarter either met or exceeded our expectations in our core regenerative business. Our core regenerative business primarily consists of orthopaedic and general surgery products. Core regenerative business sales for the quarter were $12.8 million, an increase of 96% over prior year. Sports Medicine, Spine, Trauma and Craniomaxillofacial products sales all showed significant growth over the prior year. Sales to Stryker increased 157% to $3.1 million in the quarter and sales from our Norian products contributed $4.6 million in the quarter. Excluding sales of Norian products, our core regenerative business increased 26% from the prior year. Royalty income from our core regenerative products increased 9% to $1.5 million from the prior year quarter. Royalties from Stryker for Vitoss foam and Bioactive products increased 7% and royalties from Synthes for Extracellular Matrices products increased 27% from the prior year quarter. The growth that we are experiencing in both product sales to our partners and royalties from end user sales in our regenerative medicine business is demonstrating the success of our initiatives in this exciting and growing field of medicine," commented Joe Kaufmann, President and CEO of the Company. "Consistent with our public disclosure on December 16, 2011, our Angio-Seal™ royalties in the quarter were impacted by St. Jude Medical's reduction in the rate at which it is paying royalties to us on sales of the Angio-Seal device. Also as we previously disclosed, we have agreed to non-binding mediation to attempt to resolve the issues with St. Jude Medical. This mediation is scheduled to take place in mid February 2012, and we will provide an update at an appropriate time on the outcome of the mediation."

Supplemental Sales Data. Details of the Company's net sales for the three and six months ended December 31, 2011 and 2010 are summarized below.

	Three Months Ended December 31,		Year over Year % Change	Six Months Ended December 31,		Year over Year % Change
($ millions)	2011	2010		2011	2010
Core Regenerative Medicine Products
Orthopaedic Products
Sports Medicine Products	$3.2	$2.6	20%	$6.8	$5.3	28%
Spine Products	5.0	2.0	154%	10.4	4.5	131%
Trauma & Craniomaxillofacial Products	3.7	0.2	n/c	7.4	0.3	n/c
Total Orthopaedic Products	$11.9	$4.8	148%	$24.6	$10.1	144%
General Surgery Products	0.4	1.4	(70%)	1.1	2.0	(47%)
Other Regenerative Products	0.5	0.3	39%	0.7	0.6	24%
Total Core Regen. Medicine Products	$12.8	$6.5	96%	$26.4	$12.7	108%
Cardiovascular Products	0.1	4.1	(98%)	0.3	8.4	(97%)
Total Biomaterials Products	$12.9	$10.6	21%	$26.7	$21.1	27%
Endovascular	5.1	0.3	n/c	5.3	0.7	633%
Total Net Sales	$18.0	$10.9	65%	$32.0	$21.8	47%

Second Quarter Ended December 31, 2011 (Second Quarter Fiscal 2012) Results

Revenues: Sales and Royalties. Total revenues for the second quarter of $23.0 million increased 32% from $17.4 million in the prior year second quarter.

Net sales for the quarter of $18.0 million increased 65% from $10.9 million in the prior fiscal year.

Orthopaedic sales of $11.9 million increased 148% from $4.8 million in the prior fiscal year quarter. Excluding sales attributable to the Company's May 2011 Norian asset acquisition, orthopaedic sales of $7.4 million increased 53% from the prior fiscal year comparable quarter. Both sports medicine and spine product sales in the prior year second quarter were negatively impacted by an overall weakness in the markets and reductions in inventory levels by two of the Company's major customers. Sports medicine product sales of $3.2 million increased 20% from $2.6 million in the prior fiscal year quarter. The increase from the prior year second quarter sales was primarily due to a recovery from the effect of reductions in customer inventory levels in the prior year second quarter and to a lesser degree an improvement in the overall market. Spine product sales of $5.0 million, including $1.0 million in product sales resulting from the Company's Norian asset acquisition, increased 154% from $2.0 million in the prior fiscal year quarter. The increase in spine product sales was primarily due to the impact of Stryker Corporation's (NYSE: SYK) June 2011 acquisition of Orthovita, the Company's strategic partner. Stryker has a significantly larger sales force and broader distribution channels than did Orthovita on a standalone basis. In addition, the second quarter of fiscal 2012 spine product sales reflect a recovery from the effect of reductions in customer inventory levels in the first half of the prior fiscal year. Sales of trauma and craniomaxillofacial (CMF) products, consisting almost entirely of $3.6 million in sales resulting from the Norian asset acquisition, increased to $3.7 million in the quarter from $0.2 million in the prior fiscal year quarter.

General surgery sales of $0.4 million decreased 70% from $1.4 million in the prior fiscal year. Sales of ECM products were $0.1 million in the second quarter of fiscal 2012, a decrease from $1.1 million in the prior year quarter due to the impact of inventory stocking orders in the prior fiscal year. The Company expects to experience future increases in ECM product sales in the second half of fiscal 2012 from continued expansion of end-user sales in the U.S., as well as markets outside the U.S.

Cardiovascular sales of $0.1 million decreased 98% from $4.1 million in the prior fiscal year. Under the Company's current supply agreement with St. Jude Medical (NYSE: STJ), which became effective January 1, 2011, the Company received orders for $4.0 million of collagen products to be shipped in the third and fourth quarters of fiscal 2012; however, there were no shipments to St. Jude Medical during the second quarter.

Endovascular sales of $5.1 million increased from $0.3 million in the prior fiscal year period due to the achievement of a $6.0 million milestone from Spectranetics Corporation (SPNC). This milestone was due to the Company when SPNC reached a cumulative $20 million in end user sales of the product lines purchased by SPNC from the Company in May 2008. During the period, the Company recognized $5.0 million of the $6.0 million milestone and the remaining will be recognized over the expected period of performance. As specified in the contract with SPNC, the milestone payment will be made during the third quarter of fiscal 2012.

Royalty income of $5.0 million decreased 23% from $6.5 million in the prior fiscal year quarter. Royalty income in the second quarter included $3.5 million in Angio-Seal™ royalties and $1.4 million in royalties from Stryker, following their acquisition of Orthovita. Angio-Seal™ royalties decreased $1.5 million, or 30%, in the second quarter of fiscal 2012 compared to the prior fiscal year quarter, due to the previously announced reduction in rate at which St. Jude Medical is paying royalties from 6% to 2% on United States and certain International end-user Angio-Seal sales. Although the Company disagrees with St. Jude's determination of the royalty rate, the Company is reporting revenue at the rate at which St. Jude is actually paying royalties. Royalties from Stryker related to the Vitoss Foam and Bioactive products of $1.4 million increased 7% from the prior year comparable quarter. This increase was offset by a $0.1 million decrease in the royalty from a license based upon the Vitoss technology, which expired in July 2011.

Earnings Per Share. Adjusted second quarter fiscal 2012 diluted earnings per share* were $0.51 (which excludes pre-tax non-cash expense to cost of goods sold of $0.3 million from Norian inventory step-up) compared to diluted earnings per share of $0.38 for the same quarter of fiscal 2011. As reported diluted earnings per share in the second quarter of fiscal 2012 were $0.49. Negatively affecting the Company's second quarter fiscal 2012 diluted earnings per share were reduced royalties of approximately $1.5 million, or $0.12 per share, primarily due to the reduced rate at which St. Jude is paying Angio-Seal royalties to the Company.

Six Months Ended December 31, 2011 Results

Revenues: Sales and Royalties. Total revenues for the six months ended December 31, 2011 of $43.0 million increased 25% from $34.3 million in the prior year comparable period.

Net sales for the six months ended December 31, 2011 of $32.0 million increased 47% from $21.8 million in the prior fiscal year.

Orthopaedic sales for the six months ended December 31, 2011 of $24.6 million increased 144% from $10.1 million in the prior fiscal year comparable period. Excluding sales attributable to the Company's May 2011 Norian asset acquisition, orthopaedic sales of $15.4 million increased 53% from the prior year comparable period. Both sports medicine and spine product sales in the prior year six month period were negatively impacted by an overall weakness in the markets and reductions in inventory levels by two of the Company's major customers. Sports medicine product sales of $6.8 million increased 28% from $5.3 million in the prior year comparable period. Spine product sales of $10.4 million, including $2.0 million in product sales resulting from the Company's Norian asset acquisition, increased 131% from $4.5 million in the prior fiscal year comparable period. Sales of trauma and CMF products, consisting almost entirely of $7.2 million in sales resulting from the Norian asset acquisition, increased to $7.4 million in the six month period from $0.3 million in the prior year comparable period.

General surgery sales of $1.1 million for the six months ended December 31, 2011 decreased 47% from $2.0 million in the prior fiscal year. Sales of ECM products were $0.5 million in the first half of fiscal 2012, compared to $1.7 million in the prior year comparable period.

Cardiovascular sales of $0.3 million for the six months ended December 31, 2011 decreased 97% from $8.4 million in the prior fiscal year comparable period.

Endovascular sales of $5.3 million for the six months ended December 31, 2011 increased from $0.7 million in the prior fiscal year period due to the achievement of a $6.0 million milestone from SPNC. During the six month period, the Company recognized $5.2 million of milestone revenue from milestones achieved under the agreements with SPNC.

Royalty income of $11.0 million during the six months ended December 31, 2011 decreased 12% from $12.5 million in the prior year comparable period. Royalty income in the period included $7.9 million in Angio-Seal™ royalties and $2.7 million in royalties from Stryker. Angio-Seal™ royalties decreased $1.6 million, or 17%, in the six months ended December 31, 2011 compared to the prior fiscal year period, primarily due to the reduction in the rate at which St. Jude is paying royalties. Royalties from Stryker related to the Vitoss Foam and Bioactive products of $2.7 million increased 8% from the prior fiscal year comparable period. This increase was offset by a $0.3 million decrease in the royalty from a license based upon the Vitoss technology, which expired in July 2011.

Earnings Per Share. Adjusted diluted earnings per share* for the six months ended December 31, 2011 were $0.83 (which excludes pre-tax non-cash expense to cost of goods sold of $1.0 million from Norian inventory step-up) compared to diluted earnings per share of $0.79 for the same period of fiscal 2011. As reported diluted earnings per share for the six months ended December 31, 2011 were $0.75.

During the six months ended December 31, 2011, the Company generated cash from operations of $13.9 million and, at December 31, 2011, had $32.8 million of cash and investment balances and total debt of $29.3 million.

Third Quarter Fiscal 2012 Guidance. The Company is currently estimating that third quarter fiscal 2012 total revenues will be in the range of $20.2 to $20.8 million. Net sales are currently expected to be in the range of $16.1 to $16.3 million. Royalties are currently expected to be in the range of $4.1 to $4.5 million. Third quarter fiscal 2012 diluted earnings per share are expected to be approximately $0.22 to $0.24. The Company's third quarter fiscal 2012 pre-tax income and diluted earnings per share estimated are expected to be negatively impacted by approximately $2.5 million or $0.20 per share due to the Company's receiving St. Jude royalty revenue at the lower rate at which St. Jude is paying, as well as dispute related expenses. This guidance assumes that there is no resolution of the St. Jude dispute during the quarter. As stated in the December 16, 2011 press release, pending the resolution of the St. Jude matter, the Company intends to provide guidance only on a quarterly basis.

Income Taxes. The Company currently estimates that its fiscal 2012 effective tax rate will be approximately 33% - 34%. In the course of estimating the Company's annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors, including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. Material changes in, or differences from, these estimates could have a significant impact on the Company's effective tax rate.

Declared Cash Dividend. On January 3, 2012, the Company's board of directors announced that the board has declared a cash dividend of $0.25 per share of the Company's common stock, payable to stockholders of record on January 31, 2012. The dividend will be paid on February 29, 2012 and the total dividend will approximate $2.2 million. This declaration reflects the initial dividend under a new policy whereby the board of directors expects to declare a total annual dividend of $1.00 per share of common stock, to be paid in equal quarterly installments, commencing with the dividend announced on January 3, 2012. Any decision to pay future cash dividends will, however, be made by the board of directors and will depend on the Company's future earnings and financial condition and other relevant factors.

* Adjusted EBITDA and adjusted diluted earnings per share are non-GAAP financial measures and should not be considered replacements for GAAP results or guidance. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast. The Company will be hosting a teleconference discussing the earnings results on Thursday, February 2, 2012 at 9:00 A.M. Eastern Time. To participate in the teleconference call, please dial 1-703-639-1429. Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com. To do so, please go to www.kenseynash.com and choose Conferences and Webcasts on the Investor Relations page. Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software. A replay of the teleconference will be archived at www.kenseynash.com and may be accessed following the teleconference. The teleconference call will also be available for replay starting Thursday, February 2, 2012 at 11:00 A.M. Eastern Time through Thursday, February 9, 2012 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 233975.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements, including statements regarding the current expectations of Kensey Nash Corporation (the "Company") about its prospects and opportunities, including the guidance for the Company's third quarter of fiscal year, under the heading "Third Quarter Fiscal 2012 Guidance" and in the table of non-GAAP financial measures and reconciliations accompanying this release. The Company has tried to identify these forward looking statements by using words such as "expect," "anticipate," "estimate," "plan," "will," "would," "should," "forecast," "believe," "guidance," "projection" or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements, including, without limitation, the Company's mediation with St. Jude Medical and any other legal proceeding relating to the Company's disputes with St. Jude Medical (including the uncertainty of any outcome thereof and the incurrence of expenses, the diversion of management's time and attention and any disruption to normal business operations and to the Company's relationship with St. Jude Medical, in each case in connection therewith), the Company's success in and the uncertainty of transitioning the Norian manufacturing operations to the Company and Synthes success in distributing the Norian products, St. Jude Medical's success in selling the Angio-Seal device and the extent to which St. Jude Medical is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device, the success of the Company's other customers and partners (including Arthrex, Stryker and Synthes) in selling Kensey Nash related products in the marketplace, the Company's success in its research and development efforts (including in its cartilage repair, extracellular matrix and adhesive materials programs), the success of clinical trials in both the U.S. and outside the U.S. to support regulatory approval of the Company's products, and competition from other technologies, as well as tax and other risks associated with healthcare reform, economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's SEC filings, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(Unaudited)
	Three Months		Six Months
	Ended December 31		Ended December 31
	2011	2010	2011	2010
Revenues:
Net sales	$ 17,998	$ 10,900	$ 32,010	$ 21,780
Royalty income	4,990	6,455	11,000	12,540
Total revenues	22,988	17,355	43,010	34,320
Operating costs and expenses:
Cost of products sold	7,837	6,340	16,063	10,560
Research and development	5,654	3,970	10,772	8,247
Selling, general and administrative	2,713	2,065	5,517	4,364
Total operating costs and expenses	16,204	12,375	32,352	23,171
Income from operations	6,784	4,980	10,658	11,149
Other expense, net	(415)	(292)	(850)	(648)
Pre-tax income	6,369	4,688	9,808	10,501
Income tax expense	2,072	1,354	3,248	3,323
Net income	$ 4,297	$ 3,334	$ 6,560	$ 7,178
Basic earnings per share	$ 0.50	$ 0.39	$ 0.76	$ 0.82
Diluted earnings per share	$ 0.49	$ 0.38	$ 0.75	$ 0.79
Weighted average common shares outstanding	8,652,648	8,511,339	8,638,779	8,774,481
Diluted weighted average common shares outstanding	8,749,797	8,816,750	8,741,719	9,035,543

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	December 31,	June 30,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$ 17,245	$ 10,219
Investments	15,594	11,722
Trade receivables	4,649	5,804
Other receivables	9,834	6,727
Inventory	14,987	16,629
Deferred tax asset, current	2,043	1,564
Prepaid expenses and other assets	1,936	2,807
Total current assets	66,288	55,472
Property, plant and equipment, net	56,577	57,949
Deferred tax asset, non-current	8,640	8,372
Other non-current assets	25,927	25,127
Total assets	$ 157,432	$ 146,920

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$ 6,738	$ 4,705
Other current liabilities	1,500	1,505
Current portion of debt	1,400	1,400
Deferred revenue	905	947
Short-term deferred acquisition payments	14,000	-
Total current liabilities	24,543	8,557
Long-term portion of debt	27,883	28,583
Deferred revenue, non-current	2,143	2,466
Long-term deferred acquisition payments	1,500	15,500
Other non-current liabilities	5,563	4,977
Total stockholders' equity	95,800	86,837
Total liabilities and stockholders' equity	$ 157,432	$ 146,920

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures and associated reconciliations.

Three months Ended December 31, 2011 Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three Months Ended
	December 31, 2011
($ millions)
Net Income - GAAP	$ 4.3
Inventory Step-up Amortization expense (a)	0.2
Net Income - As Adjusted	$ 4.5
Income Tax Expense	2.1
Interest Income	(0.1)
Interest Expense	0.5
Depreciation and Amortization	2.0
Adjusted EBITDA	$ 9.0

Three and Six Months Ended December 31, 2011 Adjusted Earnings Per Share

	Actual	Actual
	Three Months Ending	Six Months Ending
	December 31, 2011	December 31, 2011

Earnings Per Share - GAAP	$ 0.49	$ 0.75
Inventory Step-up Amortization expense (a)	0.02	0.08
Adjusted Diluted Earnings Per Share	$ 0.51	$ 0.83

(a) Diluted earnings per share for the three and six months ended December 31, 2011 includes acquired inventory step-up non-cash expense of approximately $255,000 ($170,000 net of tax), or $0.02 diluted per share tax-effected, and $1,030,000 ($670,000 net of tax), or $0.08 diluted per share tax-effected, respectively, recorded in connection with the Norian asset acquisition.  This represents the purchase accounting adjustment related to assigning a fair value to the acquired inventory at the date of acquisition to adjust inventory for the estimated capitalized manufacturing profit in the acquired inventory.  This non-recurring, non-cash charge to cost of products sold was recorded over the expected inventory turn-over period, as the capitalized manufacturing profit added to inventory under purchase accounting was sold within approximately five months of the date of acquisition.

Note: To supplement its consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation provides and uses non-GAAP measures, such as Adjusted EBITDA and Adjusted Diluted Earnings Per Share, because Kensey Nash management believes that in order to properly understand the Company's short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, acquisition related charges including inventory step-up and related income tax adjustments). These adjustments result from facts and circumstances (such as business development activities and acquisitions) that vary in frequency and impact on the Company's results of operations. Kensey Nash management uses these non-GAAP measures to forecast and evaluate the operational performance of the Company and for planning purposes, as well as to compare results of current periods to prior periods on a consolidated basis.   Adjusted EBITDA represents the Company's GAAP net income adjusted for inventory step-up amortization and excludes interest, taxes, depreciation and amortization.  Adjusted Diluted Earnings Per Share is adjusted from GAAP results to exclude certain expenses described above.  These non-GAAP measures are provided to enhance the user's overall understanding of historical and current financial performance.  The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain non-operating items, non-cash expenses and expenses that the Company believes are not indicative of its core operating results or future performance.

These non-GAAP measures provide investors and management with an alternative method for assessing Kensey Nash’s operating results.  Further, these non-GAAP measures are among several primary indicators management uses for planning and forecasting.  Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.

CONTACT: Joseph W. Kaufmann, President and Chief Executive Officer, +1-484-713-2100